Exhibit 10.1
Amended and restated as of August 28, 2008
PLEXUS CORP.
1998 STOCK OPTION PLAN
1. Introduction.
(a)	Purposes. The purposes of the 1998 Stock Option Plan are to provide a means to attract and retain competent personnel and to provide to participating officers and other key employees long-term incentive for high levels of performance and for unusual efforts to improve the financial performance of the corporation. These purposes may be achieved through the grant of options to purchase Common Stock of Plexus Corp. and the grant of Stock Appreciation Rights, as described below.

(b)	Effect on Prior Plans. If the 1998 Plan is approved, the Plexus Corp. 1995 Executive Stock Option Plan (the “1995 Plan”) and the Plexus Corp. 1988 Stock Option Plan (the “1988 Plan”) will be merged into this Plan. Options granted previously under the 1995 Plan and the 1988 Plan will remain in effect until they have been exercised or have expired. The options shall be administered in accordance with their terms and in accordance with the merged Plan.
2. Definitions.
(a)	“1934 Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

(b)	“Board” means the Board of Directors of Plexus Corp.

(c)	“Change in Control” means an event which shall be deemed to have occurred in the event that any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of the Corporation then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than 50% of the voting power of all of the then outstanding shares of all such classes of stock of the Corporation so entitled to vote. For purposes of the preceding sentence, “person, entity or group” shall not include (i) any employee benefit plan of the Corporation, or (ii) any person, entity or group which, as of the Effective Date of this Plan, is the beneficial owner of such number of shares of Common Stock and/or such other class of stock of the Corporation as together possess 5% of such voting power; and for these purposes “group” shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

(d)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

(e)	“Committee” means the Compensation Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan, as herein described.

(f)	“Common Stock” or “Stock” means the common stock of the Corporation having a par value of $.01 per share.

(g)	“Corporation” means Plexus Corp., a Wisconsin corporation.

(h)	“Fair Market Value” means for purposes of the Plan an amount deemed to be equal to the mean between the highest and lowest sale prices on such date for sales made and reported through the National Market System of the National Association of Securities Dealers or such national stock exchange on which such Stock may then be listed and which constitutes the principal market for such Stock, or, if no sales of Stock shall have been reported with respect to that date, on the next preceding date with respect to which sales were reported.

(i)	“Grant Date” means the date on which any Option or SAR, as appropriate, shall be duly granted by the Committee.

(j)	“Grantee” means an individual who has been granted an option or an SAR.

(k)	“Incentive Stock Option” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

(l)	“Non-Qualified Stock Option” means an option other than an Incentive Stock Option.

(m)	“Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

(n)	“Option Agreement” means the agreement between the Corporation and the Grantee specifying the terms and conditions as described thereunder.

(o)	“Plan” means the Plexus Corp. 1998 Stock Option Plan as set forth herein, as it may be amended from time to time.

(p)	“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending or superseding such regulation.

(q)	“Stock Appreciation Right” or “SAR” means the right to receive cash in the amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over (1) the Fair Market Value of one share of Common Stock on the Grant Date or (2) if the SAR is related to an Option, the purchase price of a share of Common Stock specified in the related Option.
3. Shares Subject to Option.
     The number of shares of Common Stock of the Corporation which may be sold upon the exercise of Options granted under the Plan, and accordingly the number of shares for which Options may be granted, shall not exceed 6,000,000 shares, which shall consist of an increase of 2,200,000 shares over the 2,000,000 shares previously authorized under the 1995 Plan and the 1,800,000 shares previously authorized under the 1988 Plan. Such number of authorized but unissued shares shall be reserved for this purpose. The aggregate number of shares of Common Stock available under the Plan shall be subject to adjustment as set forth in Article 16 hereunder. Shares sold upon the exercise of Options granted under the Plan may come from authorized but unissued shares, from treasury shares held by the Corporation, from shares purchased by the Corporation on an open market for such purpose, or from any combination of the foregoing. If treasury shares or shares purchased on the open market are sold upon the exercise of any Option, the number of authorized but unissued shares reserved for the Plan shall be reduced correspondingly. If any unexercised Option for any reason terminates or expires in whole or in part prior to the termination of the Plan, the unpurchased shares subject thereto shall become available for the granting of other Options under the Plan.
4. Administration of the Plan.
     The Plan shall be administered by the Committee which will include not less than three directors of the Corporation, who shall be appointed from time to time by the Board. The Committee at all times shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 and Section 162(m) of the Code. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan to:

(a)	grant Options and SARs, to determine the purchase price of the stock covered by each Option and the Fair Market Value of the shares covered by each SAR, the individuals to whom, the number of shares subject to, and the time or times at which, Options and SARs shall be granted, and the time or times at and the manner in which Options and SARs can be exercised;

(b)	interpret the Plan;

(c)	prescribe, amend and rescind rules and regulations relating to the Plan;

(d)	determine the terms and provisions of the respective agreements (which need not be identical) by which Options and SARs shall be evidenced;

(e)	cancel with the consent of the holder outstanding Options and to grant new Options and SARs, as appropriate, in substitution therefore;

(f)	make all other determinations deemed necessary or advisable for the administration of the Plan;

(g)	require withholding from or payment by a Grantee of any federal, state or local taxes;

(h)	impose, of any Grantee, such additional conditions, restrictions and limitations upon exercise and retention of Options and SARs as the Committee shall deem appropriate;

(i)	with respect to any Option or SAR granted on or after January 1, 1998, treat any Grantee who retires as a continuing employee for purposes of continued vesting under Section 12 and continued exercisability of the grant under Section 15; and

(j)	with respect to any Option or SAR granted on or after January 1, 1998, modify, extend or renew any Option or SAR previously granted.
     Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.
5. Participation.
     Options may be granted to officers and key employees of the Corporation and any of its subsidiaries; provided, however that no officer or key employee can be granted an Option or Options covering, in the aggregate, more than 100,000 shares of Stock in any calendar year. In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Grantee may, if he is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine.
6. Granting of Options.
     The officers of the Corporation are authorized and directed, upon receipt of notice from the Committee of the granting of an Option, to sign and deliver on behalf of the Corporation, by mail or otherwise, to the Grantee an Option upon the terms and conditions specified under the Plan and in the form of the Option Agreement. The Option Agreement shall be dated and signed by an officer of the Corporation as of the date of approval of the granting of an Option by the Committee. If the Grantee fails to sign and return the Option Agreement, by delivery or by mailing, within 30 days after the date of its delivery or mailing to him, the Option grant may be deemed withdrawn.
7. Option Price.
     The purchase price of the Common Stock covered by each Option shall be not less than the Fair Market Value of such Stock on the Grant Date. Such price shall be subject to adjustment as provided in Article 16 hereof.

8. Option Designation.
     At the time of the grant of each Option, the Committee shall designate the Option as (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option, as described in Sections (a) and (b) below, respectively.
(a)	Incentive Stock Options: Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code. If an Option is so designated, the Fair Market Value (determined as of the Grant Date) of the shares of Stock with respect to which that and any other Incentive Stock Option first becomes exercisable during any calendar year under this Plan or any other stock option plan of the Corporation or its affiliates shall not exceed $100,000; provided, however, that the time or times of exercise of an Incentive Stock Option may be accelerated pursuant to Article 12, 15 or 16 hereof, terms of the Plan and, in the event of such acceleration, such Incentive Stock Option shall be treated as a Non-Qualified Option to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of the shares of stock with respect to which such Option first becomes exercisable in the calendar year (including Options under this Plan and any other Plan of the corporation or its affiliates) exceeds $100,000, the extent of such excess to be determined by the Committee taking into account the order in which the Options were granted, or such other factors as may be consistent with the requirements of Section 422 of the Code and rules promulgated thereunder. Furthermore, no Incentive Stock Option shall be granted to any individual who, immediately before the Option is granted, directly or indirectly owns (within the meaning of Section 425(d) of the Code, as amended) shares representing more than 10% of the total combined voting power of all classes of stock of the Corporation or its subsidiaries, unless, at the time the option is granted, and in accordance with the provisions of Section 422, the option price is 110% of the Fair Market Value of shares of Stock subject to the Option and the Option must be exercised within 5 years of the Grant Date.

(b)	Non-Qualified Stock Options: All Options not subject to or in conformance with the additional restrictions required to satisfy Section 422 shall be designated Non-Qualified Stock Options.
9. Stock Appreciation Rights.
     The Committee may, in its discretion, grant SARs hereunder to any Grantee. The maximum number of SARs which may be granted under the Plan shall be 600,000 and the maximum number of SARs that can be granted to any Grantee in any calendar year shall be 100,000. If any unexercised SAR for any reason terminates or expires in whole or in part prior to termination of the Plan, such unexercised SARs shall become available for granting under the Plan. The Committee may grant SARs at any time and from time to time to any Grantee, designate such SARs as related to Options then being granted or granted within six months prior to the Grant Date of the SAR, and set such terms and conditions upon the exercise of the SARs as it may determine in its discretion, provided that the written agreement evidencing such SARs shall comply with and be subject to the following terms and conditions:
(a)	No SAR granted hereunder shall be exercisable until the expiration of six months from the Grant Date of the SAR unless the grantee terminates employment by reason of death or disability prior to the expiration of such six-month period.

(b)	A Grantee’s right to exercise an SAR shall terminate when the Grantee is no longer an employee of the Corporation or any of its subsidiaries unless such right is extended as provided under Article 15 hereunder.

(c)	In the event adjustments are made to the number of shares, exercise price, or time or times of exercise of outstanding Options upon the occurrence of an event described in Article 16 hereunder, appropriate adjustments shall be made in the number of SARs available for future grant, the number of SARs under existing grants, the exercise price of the existing SARs, and the time or times of exercise of such SARs.

(d)	Unless the written agreement expressly provides otherwise, if and to the extent an SAR is granted in relation to an Option, exercise of the SAR or Option shall result in the extinguishment of the related right to the extent such SAR or Option for shares is exercised.

(e)	Unless the written agreement expressly provides otherwise, any SARs granted shall be exercisable in accordance with Article 12.

(f)	Upon the exercise of SARs, the Grantee shall be entitled to receive a cash payment of an amount determined by multiplying (1) the difference obtained by subtracting the Fair Market Value of the share of Common Stock as of the Grant Date of the SAR or, in the case of a SAR which is related to an Option, the purchase price per share of Common Stock under such Option, from the Fair Market Value of a share of Common Stock on the date of exercise, by (2) the number of SARs exercised.
10. Non-transferability of Options and SARs.
     Any Option or SAR granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.
11. Substituted Options or SARs.
     In the event the Committee cancels any Option or SAR granted under this Plan, and a new Option or SAR is substituted therefor, the Grant Date of the canceled Option or SAR (except to the extent inconsistent with the restrictions described in Article 8 and 20, if applicable) shall be the date used to determine the earliest date for exercising the new substituted Option under Article 12 hereunder so that the Grantee may exercise the substituted Option or SAR at the same time as if the Grantee had held the substituted Option or SAR since the Grant Date of the canceled Option.
12. Exercise and Term of Option and SAR.
     The Committee shall have the power to set the time or times within which each Option and SAR shall be exercisable, and to accelerate the time or times of exercise. Unless the Option Agreement executed by the Grantee expressly provides otherwise, the Option or SAR shall be exercisable in accordance with the following schedule:

Years After	Percentage of Shares
Grant Date	or SARs
Less than 1	0%

1 but less than 2	33-1/3%

2 but less than 3	66-2/3%

3 but less than 10	100%
If an SAR is related to an Option, the Grant Date of such SAR for purposes of this Article 12 shall be the Grant Date of the related Option. No Option or SAR may be exercised if in the opinion of counsel for the Corporation the issuance or sale of Stock or payment of case by the Corporation, as appropriate, pursuant to such exercise shall be unlawful for any reason, nor after the expiration of 10 years from the Grant Date. In no event shall the Corporation be required to issue fractional shares upon the exercise of an Option.

13. Withholding.
     Shares shall not be issued upon the exercise of any Option or cash paid upon the exercise of any SAR under the Plan unless and until withholding tax, if any, or other withholding obligation, if any, imposed by any governmental entity has, in the opinion of the Committee, been satisfied or provision for their satisfaction has been made. A Grantee shall satisfy such withholding obligation by depositing with the Corporation cash in the amount thereof at the time of any exercise of the Option. The Committee may provide that, if and to the extent withholding of any federal, state or local tax is required in connection with the exercise of an Option, the Grantee may elect, at such time and in such manner as the Committee may prescribe, to have the Corporation hold back from the shares to be issued, the number of shares of Common Stock calculated to have a Fair Market Value equal to such withholding obligation. Notwithstanding the foregoing, in the case of a Grantee subject to the reporting requirements of Section 16(a) of the 1934 Act, no such election shall be effective unless made in compliance with any applicable requirements of Rule 16b-3.
14. Method of Exercise.
     To the extent that the right to purchase shares pursuant to an Option or to exercise an SAR has accrued hereunder, such Option or SAR may be exercised as follows:
(a)	Options: Options may be exercised from time to time by written notice to the Corporation stating the number of shares being purchased and accompanied by the payment in full of the Option price for such shares. Such payment shall be made in cash, outstanding shares of the Common Stock which the Grantee, the Grantee’s spouse or both have beneficially owned for at least six months prior to the time of exercise or in combinations thereof. If shares of Common Stock are used in part or full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the Option at the Fair Market Value of the shares.

(b)	SARs: SARs may be exercised from time to time only upon receipt by the Corporation of a written notice of election which shall be dated the date of such election which shall be deemed to be the date when such notice is sent by registered or certified mail or the date upon which receipt is acknowledged by the Corporation if hand delivered or sent other than by such mail.
15. Effect of Termination of Employment, Disability or Death.
     Unless otherwise provided herein or in a specific Option or SAR Agreement which may provide longer or shorter periods of exercisability, no Option or SAR shall be exercisable after the expiration of the earliest of
(i)	in the case of an Incentive Stock Option:
     (1) 10 years from the date the option is granted, or five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Company,
     (2) three months after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,
     (3) one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death or disability (within the meaning of Code Section 22(e)(3)), or

     (4) the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;
(ii)	in the case of a Nonqualified Stock Option or SAR:
     (1) 10 years from the date of grant,
     (2) ninety days after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, permanent disability, retirement or cause,
     (3) one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death or permanent disability,
     (4) three years after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of the Grantee’s retirement in accordance with normal Corporation retirement practices, as determined by the Committee in its sole discretion; or
     (5) the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;
provided, that, unless otherwise provided in a specific grant agreement or determined by the Committee, an Option or SAR shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation. For purposes of this Section, termination shall be deemed to have been for cause if such termination shall have been for misconduct or negligence by Grantee in the performance of his duties. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the date of expiration of its term.
16. Effect of Change in Stock Subject to Plan.
     In the event of a reorganization, recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction, the Committee shall make or provide for such adjustment in the exercise price of any Option or any SAR or in the number or kinds of stock covered by Options or reserved for issuance under the Plan as it may, in its discretion, deem to be equitable; provided, however, in the event of the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, the adoption of any plan for the dissolution of the Corporation, or the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, the Committee may, subject to the approval of the Board of Directors of the Corporation, or the board of directors of any corporation assuming the obligations of the Corporation hereunder, take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:
(a)	Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

(b)	The Committee may cancel such option. In the event any Option is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the employee an amount of cash (less normal withholding taxes) equal to the excess of the Applicable Value (as hereinafter defined) per share of the Stock over the option exercise price, multiplied by the number of shares subject to such option. In the event any SAR is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, equal to the excess of the Applicable Value per share of the Stock over the SAR exercise price, multiplied by the number of shares subject to such SAR. For purposes hereof, the “Applicable Value” means the Fair Market Value per share of the Stock immediately preceding the cancellation; provided, however, that with respect to the portion of any Option of SAR that became vested before January 1, 2005, “Applicable Value” means the highest Fair Market Value per share of the Stock during the 60-day period immediately preceding the cancellation.
     Notwithstanding anything to the contrary, in the event a Change in Control should occur, all Options or SARs granted hereunder to a Grantee shall become immediately exercisable upon the later of the date of the Change in Control or six months after the date the respective Option or SAR was granted.
17. Liquidation.
     Upon the complete liquidation of the Corporation, any unexercised Options and SARs theretofore granted under this Plan shall be deemed canceled, except as otherwise provided in
Article 10.

18. Employment Rights.
     Neither the establishment of, nor the awarding of Options or SARs under this Plan shall be construed to create a contract of employment between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continue in the employment of the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing or retirement plans.
19. Shareholder Rights.
     Grantee shall not, by reason of any Options granted hereunder, have any right of a shareholder of the Corporation with respect to the shares covered by his Options until shares of Stock have been issued to him.
20. Controlling Law.
     The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.
21. Indemnification.
     In addition to such other rights of indemnification as they may have, the members of the Committee and other Corporation employees administering the Plan and the Board members shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member acted in bad faith in the performance of his duties; provided that within 20 days after institution of any such action, suit or proceeding, the member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.
22. Use of Proceeds.

     The proceeds from the sale of shares of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Corporation.
23. Amendment of the Plan.
     The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 or the Code.
24. Effective Date of Plan.
     The Plan shall become effective on January 1, 1998, subject to approval by the shareholders of the Corporation within 12 months thereof. Options and SARs may be granted under the Plan on or after the effective date but shall in no circumstances be exercisable prior to such shareholder approval; and, if such approval is not obtained within the 12 months thereof, the grant of such Options and SARs shall be of no force and effect.
25. Termination of the Plan.
     The Plan shall terminate on December 31, 2007, and no grants shall be made after such date under the Plan; provided, however, that the Plan shall terminate at such earlier time as the Board may determine. Any such termination, either partially or wholly, shall not affect any Options or SARs then outstanding under the Plan.